Exhibit 3.3
LIMITED LIABILITY COMPANY AGREEMENT
OF
E2OPEN, LLC
This Limited Liability Company Agreement (this “Agreement”) of E2open, LLC, a Delaware limited liability company (the “Company”), is dated and effective as of April 1, 2015, and is adopted and entered into by Eagle Parent Holdings, LLC as the sole member of the Company (the “Managing Member”). The Managing Member, and any other persons admitted from time to time in accordance with the terms hereof are individually referred to herein as a “Member” and collectively referred to herein as the “Members”.
W I T N E S S E T H:
WHEREAS, the Managing Member has decided to form a limited liability company under the Delaware Limited Liability Company Act (the “Act”);
WHEREAS, the Managing Member wishes to set forth, among other things, how the business and affairs of the Company shall be managed; and
WHEREAS, the Managing Member desires, in accordance with Section 18-201(d) of the Act, that this Agreement be effective as of the filing date of the Certificate of Formation of the Company on April 1, 2015.
NOW, THEREFORE, the undersigned hereby agrees as follows:
Section 1.                          Formation and Name.  The undersigned does hereby form a limited liability company under the Act.  The name of the limited liability company is E2open, LLC.  The business of the Company may be conducted under any other name deemed necessary or desirable by the Managing Member in order to comply with local law.  The undersigned provides for ratification of the Certification of Formation of the Company and all actions of the authorized person who formed and organized the Company.  The undersigned resolves to form and continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolves that its rights and liabilities shall be as provided in the Act for members except as provided herein.

Section 2.                          Purpose.  The Company is formed for the object and purpose of, and the Company’s business is, to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

Section 3.                          Principal Place of Business.  The principal office of the Company shall be located at such place as the Managing Member may designate from time to time.

Section 4.                          Registration Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The

Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle.

Section 5.                          Duration.  The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.  The Managing Member may terminate this Agreement and dissolve the Company at any time.

Section 6.                          Members.  Unless other Members are admitted pursuant to the terms hereof, the Managing Member shall be the only Member of the Company. The name of each Member and the percentage interest of such Member in the Company shall be listed on Schedule I hereto.  Any amendment or revision to Schedule I made as contemplated by this Agreement shall not be considered an amendment to this Agreement. Any reference in this Agreement to Schedule I shall be deemed to be a reference to Schedule I, as amended or revised and in effect from time to time.

Section 7.                          Management.

The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member and the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Company and its Members, including the power to appoint and elect, as it deems necessary or desirable, a President or Chief Executive Officer, Vice Presidents, a Treasurer or Chief Financial Officer, a Chief Operating Officer, a Secretary or General Counsel and a Tax Director of the Company (each, an “Officer” and collectively, the “Officers”).  Any Officer may be removed immediately from such position at any time for any reason or no reason and with or without cause by the Managing Member acting in its sole discretion.
The following individuals are hereby elected to serve as the initial Officers of the Company until his or her successor is chosen and qualified, or until his or her death, resignation or removal:
Mark E. Woodward	‑	President and Chief Executive Officer
Peter J. Maloney	‑	Chief Financial Officer
Robert Schoenthaler	-	Chief Customer Officer
Scott Miller	-	General Counsel and Secretary

Section 8.                   Exculpation.  No Officer in his or her capacity as such and no Officer who is or was serving at the request of the Company as a member, manager, officer, employee, authorized person, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, or other enterprise shall be liable to the Company or any Member for monetary damages arising from any actions taken, or actions failed to be taken, in his or her capacity as such except for (a) liability for acts that involve fraud, willful misconduct or bad faith and (b) liability with respect to any transaction from which such Officer derived a personal benefit in violation of this Agreement.
Section 9.                    Indemnification of Officers.  Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an Officer or while an Officer is or was serving at the request of the Company as a member, manager, officer, employee, authorized person, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees) actually incurred by such Officer in connection with such Proceeding, and indemnification under this Section 9 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder.
Section 10.                          Capital Contributions.  Capital contributions shall be made in cash or, to the extent permissible by law, in other assets as may be agreed by the Managing Member.

Section 11.                          Allocations of Profits and Losses/Distributions.  All profits and losses of the Company shall be allocated to the Members pro rata.  All distributions by the Company shall be allocated in the same proportion as profits and losses.

Section 12.                          Tax Status.  It is intended that the Company shall be treated as a disregarded entity for federal, state, and local income tax purposes, and the Managing Member shall take all action necessary to qualify for and receive such tax treatment.

Section 13.                          New Members/Transfers.  New members of the Company may be admitted only with the written consent of the Managing Member.  In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Managing Member, in its sole discretion.

Section 14.                          Limited Liability.  The Members, including the Managing Member, shall not be liable for any debts, obligations or liabilities of the Company.

Section 15.                          Liquidation and Dissolution.  Except as otherwise provided in this Section 15, the Company shall continue in perpetuity.  The Company shall be dissolved and its affairs wound up upon the first to occur of (i) the written consent of the Managing Member; or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 16.                          Winding up Affairs and Distribution of Assets.

Upon a winding up of the Company, the Managing Member shall be the liquidating manager (the “Liquidating Manager”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind‑up and terminate the business of the Company.  The Liquidating Manager shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods:  (1) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to the Members in accordance with Section 11 hereof; or (2) distributing the Company assets to the Members in kind in accordance with Section 11 hereof (after adequate provision for all liabilities and expenses shall have been made).
If the Company shall employ method (1) as set forth in this section above in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority:  (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Manager, by an escrow agent selected by the Liquidating Manager) and at the expiration of such period as the Liquidating Manager may deem advisable, the balance remaining in such reserve shall be distributed as provided in Section 11; (iv) fourth, to debts of the Company to the Members; and (v) fifth, to the Members in accordance with Section 11.
In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members.  Any bid made by a

Member or Members for all or any portion of the assets shall be made, if at all, within thirty (30) days after the Liquidating Manager or any other Member shall have requested such bids.  A copy of each bid shall be delivered by the Liquidating Manager to each Member.  Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.
Section 17.                          Amendments.  The Members may amend this Agreement at any time by written instrument signed by each Member and filed with the books and records of the Company.  Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

Section 18.                          Miscellaneous.

Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Captions.  All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.
Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Managing Member and the Members and their respective successors and assigns.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MANAGING MEMBER

EAGLE PARENT HOLDINGS, LLC

By: /s/ Blair Flicker
Name: Blair Flicker
Title: Secretary

Limited Liability Company Agreement of E2open, LLC

SCHEDULE I
MEMBER	PERCENTAGE OWNERSHIP
Eagle Parent Holdings, LLC	100%